MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                      Three Months Ended    Nine months Ended
                                           March 31,             March 31,
                                        2003       2002       2003       2002
                                      --------   --------   --------   --------

Net Income                            $177,553   $240,065   $559,561   $610,462
                                      ========   ========   ========   ========

Weighted average common shares
  outstanding for basic computation    370,338    363,975    366,065    363,975
                                      ========   ========   ========   ========
Basic earnings per share              $   0.48   $   0.66   $   1.53   $   1.68
                                      ========   ========   ========   ========

Weighted average common shares
  outstanding for basic computation    370,338    363,975    366,065    363,975

Common stock equivalents due to
  dilutive effect of stock options         714      3,054        641      3,908
                                      --------   --------   --------   --------
Weighted average common shares and
  equivalents outstanding for
  diluted computation                  371,052    367,029    366,706    367,883
                                      ========   ========   ========   ========
Diluted earnings per share            $   0.48   $   0.65   $   1.53   $   1.66
                                      ========   ========   ========   ========